UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) or (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

OSI SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	33-0238801
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

12525 Chadron Avenue Hawthorne, California	90250
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name and exchange on which each class is to be registered
Common Stock, $0.001 par value	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates: 000-23125 (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act: None.

EXPLANATORY NOTE

This Amendment No. 1 to Form 8-A is being filed pursuant to Rule 12g-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) to amend the Registration Statement filed by the registrant with the Securities and Exchange Commission on September 24, 1997 to reflect the March 5, 2010 reincorporation of OSI Systems, Inc. from California to Delaware (the “Reincorporation”). On March 5, 2010, OSI Systems, Inc., a California corporation (“OSI California”) merged with and into OSI Systems, Inc., a Delaware corporation and a wholly-owned subsidiary of OSI California (the “Company”), with the Company as the surviving entity (the “Merger”). Immediately prior to the consummation of the Merger, the Company had nominal assets and liabilities. The shareholders of OSI California approved the Reincorporation and the Merger at the annual meeting of shareholders of OSI California held on March 5, 2010.

As a result of the Reincorporation, (i) each outstanding share of OSI California’s common stock, no par value, issued and outstanding was automatically converted into one share of the Company’s common stock, $0.001 par value per share (upon the Reincorporation, each outstanding certificate representing shares of OSI California’s common stock was deemed, without any action by the shareholder, to represent the same number of shares of the Company’s common stock; OSI California shareholders did not need to exchange their stock certificates as a result of the Reincorporation); and (ii) all options and other rights to acquire OSI California’s common stock outstanding immediately before the Reincorporation were also automatically converted into options and rights to acquire the same number of shares of the Company’s common stock upon the same terms, including price.

In accordance with Rule 12g-3 under the Exchange Act, the shares of common stock of the Company were deemed to be registered under Section 12(b) of the Exchange Act as the successor to OSI California. The Company, as successor issuer to OSI California, hereby expressly adopts this Form 8-A/A as its own for all purposes of the Exchange Act. The shares of common stock of the Company continued to be listed on the Nasdaq Global Market under the symbol “OSIS”.

Prior to March 5, 2010, OSI California’s corporate affairs were governed by the corporate law of California. The rights of OSI California’s shareholders were subject to OSI California’s articles of incorporation and bylaws. As a result of the Reincorporation, holders of OSI California common stock are now holders of the Company’s common stock, and their rights as stockholders are governed by the Delaware General Corporation Law and the certificate of incorporation and bylaws of the Company.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1.	Description of Registrant’s Securities to be Registered.

The Company’s authorized capital stock consists of 100,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, $0.001 par value per share. Immediately after the effective time of the Merger, there were 18,182,760 shares of common stock outstanding and no shares of preferred stock outstanding. All shares of common stock outstanding are fully paid and non-assessable.

Common Stock

Holders of the Company’s common stock are entitled to one vote per share on all matters submitted to a vote of stockholders and may not cumulate votes for the election of directors. Common stockholders have the right to receive dividends when, as and if declared by the Board of Directors from funds legally available therefor. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities. The common stock is not subject to further calls or assessments by the Company. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of the Company’s common stock are fully paid and non-assessable.

Preferred Stock

The shares of preferred stock have such rights and preferences as the Company’s Board of Directors shall determine, from time to time. The Board of Directors may divide the preferred stock into any number of series and shall fix the designation and number of shares of each such series. The Board of Directors may determine and alter the rights, powers, preferences and privileges, and qualifications, restrictions and limitations thereof, including, but not limited to, voting rights (if any), granted to and imposed upon any wholly unissued series of preferred stock. The Board of Directors (within the limits and restrictions of any resolutions adopted originally fixing the number of shares of any series) may increase or decrease the number of shares of that series; provided, that no such decrease shall reduce the number of shares of such series to a number less than the number of shares of such series then outstanding.

The Company’s common stock is subject to the express terms of the Company’s preferred stock and any series thereof. The Board of Directors may issue preferred stock with voting, dividend, liquidation and other rights that could adversely affect the relative rights of the holders of the Company’s common stock.

Anti-Takeover Effects of Certain Provisions of the Company’s Certificate of Incorporation and Bylaws

Certain provisions of the Company’s certificate of incorporation and bylaws, which are summarized in the following paragraphs, may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

Blank Check Preferred. The Board of Directors is authorized to create and issue from time to time, without stockholder approval, up to an aggregate of 10,000,000 shares of preferred stock in one or more series and to establish from time to time the number of shares of any series of preferred stock and to fix the designations, powers, preferences and rights of the shares of each series and any qualifications, limitations or restrictions of the shares of each series, including, without limitation, the following:

•	dividend rights and dividend rates;

•	voting rights;

•	conversion rights;

•	liquidation preferences;

•	redemption rights and redemption terms and conditions; and

•	any sinking fund for the redemption or purchase of the shares.

The authority to designate preferred stock may be used to issue series of preferred stock, or rights to acquire preferred stock, that could dilute the interest of, or impair the voting power of, holders of the common stock or could also be used as a method of discouraging, delaying or preventing a change of control.

Initial Board. The Board of Directors will initially consist of six directors. The board will serve until the next annual meeting of stockholders, subject to the earlier death, resignation or removal of any director.

Advance Notice Bylaws. The bylaws contain an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to the Board of Directors. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board of Directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given the Company’s corporate secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the annual meeting. Although the bylaws do not give the Board of Directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company.

Transfer Agent and Registrar

StockTrans, Inc. is the transfer agent and registrar for the Company’s common stock.

Listing

The Company’s common stock is listed on the Nasdaq Global Market under the symbol “OSIS”.

The foregoing description of the Company’s common stock does not purport to be complete and is qualified in its entirety by reference to the Company’s certificate of incorporation and bylaws, copies of which are filed as exhibits to the Company’s current report on Form 8-K filed March 8, 2010 and are hereby incorporated herein by reference.

ITEM 2.	Exhibits.

EXHIBIT NUMBER	DESCRIPTION

3.1	Certificate of Incorporation of OSI Systems, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on March 8, 2010)

3.2	Bylaws of OSI Systems, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on March 8, 2010)

4.1	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on March 8, 2010)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

OSI SYSTEMS, INC.

Date:	March 8, 2010

By:	/s/ VICTOR SZE
Victor Sze Executive Vice President & General Counsel

INDEX TO EXHIBITS

EXHIBIT NUMBER	DESCRIPTION

3.1	Certificate of Incorporation of OSI Systems, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on March 8, 2010)

3.2	Bylaws of OSI Systems, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on March 8, 2010)

4.1	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on March 8, 2010)